CONSULTING AGREEMENT

         THIS AGREEMENT is made as of this 1st day of January, 1996,

B E T W E E N:

                               TLC THE LASER CENTER INC., a corporation incorporated under the laws of the Province of Ontario

                               (the "Corporation")

                               - and -

                               EXCIMER MANAGEMENT CORPORATION, a
                               corporation incorporated under the laws of the Province of Ontario

                               ("EMCO")

RECITALS:

A. The Corporation is the parent company of a group of companies (collectively, the "TLC Group") involved in the business of providing excimer laser eye surgery and other secondary eye care services.

B. EMCO has in its employ, Dr. Jeffrey J. Machat, a leading ophalmologist, expert in excimer laser eye surgery.

C. The Corporation and EMCO wish to enter into this Agreement to set forth the basis upon which EMCO will make the services of Dr. Machat available to the Corporation.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION (THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED), THE CORPORATION AND EMCO AGREE AS
FOLLOWS:

      Definitions

1.    In this Agreement,

      "Agreement" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time;

      "Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

      "Competitive Business" means a business carried on anywhere in North America which includes the financing, development and/or operation of laser eye surgery clinics or secondary eye care clinics in the market areas where the Corporation carries on, or to the
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                                      -2-


      knowledge of EMCO at any time during the term of this Agreement or any renewals thereof, intends to carry on its business;

      "Confidential Information" means all confidential or proprietary information, Intellectual Property (including trade secrets) and confidential facts relating to the business or affairs of the Corporation or the TLC Group whether or not originated by the Executive including, without limitation, work product resulting from or related to work or projects performed or to be performed by the Corporation or the TLC Group, internal personnel and financial information of the Corporation or the TLC Group, purchasing and internal cost information, service and operational manuals, the manner and method of conducting the business of the Corporation or the TLC Group, marketing and development plans and agreements, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, methods of obtaining business, forecasts and forecast assumptions and volumes, future plans and potential strategies of the Corporation or the TLC Group which have been or are being discussed, ideas concerning proposed eye surgery clinics, contracts and their contents, patient and affiliated doctor services, data provided by patients and affiliated doctor services, and the type, quantity and specifications of products and services, purchased, leased, licensed, engaged, employed or received by the Corporation or the TLC Group or by clients of the Corporation or the TLC Group, business plans, patients, affiliated doctor and vendor lists, business deals with any of these, financing, acquisition, development, licensing and distribution agreements and budgets and investment opportunities and structures;

      "Contract Term" means the Term and renewals thereof;

      "Contract Year" means any 12 month period commencing on January 1, and ending on December 31;

      "Disability" means the mental or physical state of Dr. Machat such that Dr. Machat has been unable as a result of illness, disease, mental or physical disability or similar cause, as determined by a legally qualified medical practitioner selected by the Corporation, to fulfil EMCO's obligations under this Agreement either for any consecutive 180 day period or for any period of 180 days (whether or not consecutive) in any consecutive 365 day period;

      "Intellectual Property" means all legally recognized rights which result or derive from Dr. Machat's services provided to the Corporation or the TLC Group or with the knowledge, use or incorporation of Confidential Information, and includes but is not limited to developments, inventions, designs, works of authorship, improvements and ideas, whether or not patentable or copyrightable, conceived or made by Dr. Machat (individually or in collaboration with others) during the Contract Term or which result from or derive from the Corporation's or the TLC Group's resources or which are reasonably related to the business of the Corporation or the TLC Group other than any of the foregoing in respect of which EMCO provides written notice thereof to the Corporation prior to any material work being undertaken by Dr. Machat, EMCO requests that all such rights which may result or derive from such work be excluded from the definition of "Intellectual Property" and the President of the Corporation provides written notice to EMCO of its agreement with such request;

      "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

      "Term" has the meaning set out in section 3; and

      "Termination Event" means: (i) the failure of EMCO, through Dr. Machat, to carry out its obligations hereunder after notice by the Corporation of the failure to do so and an opportunity for EMCO to correct the same within a reasonable time from the date of receipt of such notice, (ii) theft, fraud, dishonesty or misconduct by EMCO or its employees involving the property, business or affairs of the Corporation or the carrying out of EMCO's obligations; or (iii) any material breach or non-observance by EMCO of any term of this Agreement.

2.          Scope of Services

            The Corporation hereby retains EMCO to provide the services of Dr. Machat as follows:

            (i) to provide consulting services to the Corporation in the capacity of Chief Surgeon of the Windsor laser eye surgery clinic owned by the Corporation (the "Windsor Clinic") and Co-National Medical Director for the Corporation which shall include advising the Corporation on doctor qualifications, surgery methods, procedures and techniques, laser machines, research results, patient profiles and other medical professional matters relating to establishing and conducting laser eye surgery clinics in North America;

            (ii) on behalf of the Corporation, establishing and implementing training procedures and education programs to be made available by the Corporation to affiliated doctors throughout North America; and

            (iii) to provide such further advice and assistance to the
                  Corporation in connection with its laser eye surgery clinics as the Corporation may reasonably request from time to time.

            The Corporation will designate Dr. Machat as its Chief Surgeon of the Windsor Clinic and Co-National Medical Director. EMCO hereby acknowledges that the services to be rendered by it hereunder will be provided to the TLC Group as a whole as well as the Corporation.

3.          Contract Period

            The term of this Agreement will, subject to section 9, be for a term of three years ending on December 31, 1998 (the "Term"). Thereafter, the Term shall be automatically extended for successive periods of one year unless either party gives notice of termination within 60 days before or after the applicable renewal date.

4.          Performance of Duties

            During the Contract Period, EMCO shall cause Dr. Machat to faithfully, honestly and diligently provide the services herein contracted for to the Corporation and the TLC Group. EMCO will cause Dr. Machat (except in the case of illness or accident) to devote sufficient time and effort to the services herein contracted for so as to use his best efforts to promote the interests of the Corporation. EMCO appreciates that the services herein contracted for may involve significant travel, and agrees to cause Dr. Machat to travel as reasonably required in order to fulfil EMCO's obligations hereunder.

5.          Fees

            The Corporation will pay EMCO for the services of Dr. Machat hereunder an annual contract fee (the "Fee") throughout each year of the Term in an amount equal to $200,000 (US). EMCO acknowledges that Dr. Machat is an employee of EMCO and EMCO shall be solely responsible for deduction for income taxes and other required deductions, such as Canada Pension Plan and Unemployment Insurance contributions payable by or in respect of Dr. Machat pursuant to his employment with EMCO and hereby indemnifies and saves the Corporation harmless in respect thereof. Unless otherwise agreed in writing, the Fee will be payable in equal installments monthly in arrears in each month during each Contract Year, the first payment to be made on February 1, 1996.

6.          Expenses

            The Corporation will, upon presentation of expense statements or receipts and such other supporting documentation as the Corporation may reasonably require, pay or reimburse EMCO in accordance with the Corporation's expense policies for all travel and out-of-pocket expenses reasonably incurred or paid by EMCO in the performance by Dr. Machat of the services herein contracted for.

7.          Vacation

            The Corporation acknowledges that during each Contract Year of this Agreement EMCO will provide the services of Dr. Machat to the Corporation for a maximum of 48 weeks. EMCO agrees to consult with the Corporation concerning the proposed weeks when Dr. Machat will not be made available to ensure that such time may be convenient to the Corporation having regard to those of its operations in respect of which Dr. Machat is providing services hereunder.

8.          Termination

      (a) Notice. This Agreement may be terminated by the Corporation at any time:

            (i) without prior notice and without further obligations to EMCO for Disability or if a Termination Event occurs. Termination of this Agreement by the Corporation pursuant hereto may be undertaken only under the authority of a resolution of the board of directors of the Corporation approved by 80% of the directors.

            (ii) upon 90 days prior written notice, provided however that if this Agreement is so terminated an amount equal to two times the Fee shall be payable to EMCO within 30 days following notice of such termination. Termination of this Agreement by the Corporation pursuant hereto may be undertaken only under the authority of a resolution of the board of directors of the Corporation approved by 80% of the directors.

      (b) This Agreement will be automatically terminated, without further obligation on the part of the Corporation or the TLC Group (except as to the pro-rata payments of amounts owing to such date) upon the death of Dr. Machat.

      (c) Effective Date. The effective date on which this Agreement will be deemed to have been terminated will be:

            (i) in the case of termination under section 8(a), 30 days following delivery of notice of termination; and

            (ii) in the case of termination pursuant to section 8(b), on the date of death.

      (d) No Other Obligations. Except for payment of all amounts owing hereunder to the effective date of a termination or as otherwise provided herein, neither EMCO nor Dr. Machat will be entitled to receive any payment arising out of or relating to this Agreement. EMCO on its own behalf and on behalf of its employees hereby waives any claims against the Corporation for or in respect of termination pay, severance pay, or on account of loss of office or employment or notice in lieu thereof or damages in lieu thereof and EMCO hereby indemnifies and saves the Corporation harmless in respect thereof.

      (e) Termination by EMCO. Following the expiration of the Term, this Agreement may be terminated by EMCO at any time on 120 days prior written notice.

9.          Return of Materials Uoon Termination

            Upon termination of this Agreement, EMCO shall cause its employees to promptly deliver to the Corporation all property of or belonging to or administered by the Corporation or the TLC Group, including without limitation all documents, manuals, customer, patient, affiliated doctor, supplier, product and other proprietary lists, data, records, computer programs, codes, materials, prototypes, products, samples, analyses, reports, marketing materials, equipment, tools and devices relating or pertaining to any Intellectual Property or Confidential Information, including all copies or reproductions of the same

10.         Non-Competition Agreement

            EMCO acknowledges the competitive and proprietary nature of the business carried on by the Corporation and the TLC Group and the interests of the Corporation and the TLC Group in limiting, on a reasonable basis, the availability of those primary consultants providing services to Competitive Businesses.

            Accordingly, EMCO agrees that neither it nor any of its employees will, either during the Term or any renewal thereof or for a period of 24 months thereafter, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, consultant, adviser, director or shareholder

            (a)   be engaged in any undertaking;

            (b) have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business; or

            (c) advise, lend money to, guarantee the debts or obligations of or permit the use of the Executive's name or any part thereof by any Person which carries on a business;

anywhere in North America, if the undertaking or the business, as the case may be, is a Competitive Business.

            Nothing in this section 10 will operate to prevent (i) EMCO or Dr. Machat from owning, on a passive investment basis, up to 5% of the issued shares of a Competitive Business, the shares of which are traded on a recognized stock exchange or traded in the over-the-counter market in Canada or elsewhere, or
(ii) following the termination of this Agreement, Dr. Machat from performing excimer laser surgery as a sole practitioner at a single location in Canada provided such practice has no professional or business relationship, directly or indirectly, with a Competitive Business and is not within a 100 mile radius of any TLC eye care facility.

11.         No-Solicitation of Employees or Consultants

            EMCO acknowledges the importance to the business carried on by the TLC Group of the human resources engaged and developed by the TLC Group and the unique access that EMCO's employees with the TLC Group offers to interfere with these resources. Accordingly, EMCO covenants that neither it nor any of its employees will, during the Contract Period and for the period of 24 months thereafter, directly or indirectly, employ, be employed by, enter into a partnership or other association with or retain as an independent contractor or be retained as an independent contractor by any employee of or consultant to the Corporation or the TLC Group or induce or solicit, or attempt to induce, any such person to leave that person's employment or engagement.

12.         Confidentiality

            Neither EMCO nor any of its employees will, during the Contract Period and at any time thereafter, directly or indirectly, other than as required pursuant hereto use or disclose to any Person any Confidential Information unless;

      (a) the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement or any similar agreement between the Corporation and others; or;

      (b) disclosure of the Confidential Information is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided to the Corporation, and (to the extent possible in the circumstances) the Corporation is afforded an opportunity to dispute the requirements for disclosure.

EMCO's and its employees obligations under this section 12 are to remain in effect in perpetuity and will exist and continue in full force and effect notwithstanding any breach or repudiation or any alleged breach or repudiation of this Agreement by the Corporation.

13.         Copyright

            During the Contract Period, EMCO agrees that it and its employees will disclose to the Corporation all Intellectual Property developed by Dr. Machat, either individually or in collaboration with others, which relates directly or indirectly to the business of the Corporation or the TLC Group. EMCO acknowledges and agrees that all right, title and interest of any kind whatsoever in and to the Intellectual Property, including the foregoing and any copyrights, is and will be the exclusive property of the Corporation and the Corporation will have absolute discretion to determine how such Intellectual Property is used. All work done during the Contract Period by Dr. Machat or EMCO for the Corporation or a member of the TLC Group is a work in respect of which the Corporation or the member of the TLC Group, as the case may be, shall be deemed to be the first author for copyright purposes. Copyright will vest in the Corporation or the relevant member of the TLC Group, as the case may be. EMCO on its own behalf and on behalf of Dr. Machat hereby waives all moral rights that either may have in the Intellectual Property and agrees that this waiver may be invoked by the Corporation, and by any of its authorized agents or assignees, to use any of the Intellectual Property. EMCO agrees that to execute all such instruments and do all such things as may be reasonably necessary or desirable to give full effect to the foregoing and will cooperate and assist the Corporation and the TLC Group in enforcing their rights under this paragraph.

14.         Certain Warranties, Covenants and Remedies

      (a) EMCO agrees that its obligations as set forth in sections 9, 10, 11, 12 and 13 will be deemed to have commenced as of the date on which services are or have been provided by EMCO to the Corporation before or after the date hereof

      (b) EMCO acknowledges that a material breach or threatened material breach of any of sections 9, 10, 11, 12 and 13 will result in the Corporation and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, EMCO agrees that the Corporation will be entitled to interim and permanent injunctive relief; specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

      (c) EMCO's obligations under each of sections 9, 10, 11, 12 and 13 are to remain in effect in accordance with their terms and will exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, of this Agreement by the Corporation.

      (d) EMCO represents, warrants and covenants that (i) it will at all times during this Agreement employ Dr. Machat; (ii) it will not provide the services of any of its employees to a Competitive Business during the term hereof; (iii) it will at all times while Dr. Machat is its employee maintain disability insurance for the benefit of Dr. Machat in amounts not less than and on terms no less favourable than those formerly maintained by the Corporation; and
            (iv) no employee of EMCO will consult, lecture, take part in education or training seminars or speaking engagements, in the eye care field, without the prior written consent of the Corporation, which consent may be unreasonably withheld.

15.         Co-operation

            EMCO will co-operate and will cause Dr. Machat to co-operate in all respects with the Corporation if a question arises as to whether Dr. Machat has a Disability. Without limitation, Dr. Machat will authorize his medical doctor or other health care specialist to discuss any medical condition with the Corporation and will as reasonably requested by the Corporation submit to examination by a medical doctor or other health care specialist selected by the Corporation.

16.         Residence

            EMCO represents and warrants that it is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

17.         Notices

            Any notice or other communication required or permitted to be given hereunder must be in writing, delivered by facsimile or by hand-delivery as hereinafter provided. Any such notice or other communication, if sent by facsimile, will be deemed to have been received on the Business Day following the sending, or if delivered by hand to the Executive will be deemed to have been received at the time it is delivered to him or, if delivered to the Executive or the Corporation at applicable address noted below, when it is delivered either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications must be addressed as follows:

      (a)   if to EMCO.



      (b)   if to the Corporation:

            206 Laird Drive
            Suite 100
            Toronto, Ontario
            M4G 3W4

            Attention: President
            Telecopier number: (416) 467-6882

18.         Headings

            The inclusion of headings in this Agreement is for convenience of reference only and is not to affect the construction or interpretation hereof

19.         Invalidity of Provisions

            Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof

20.         Entire Agreement

            This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the subject matter hereof. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representations, opinion, advice or assertion of fact made by the Corporation the TLC Group or its directors, officers and agents to EMCO, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

21.         Waiver, Amendment

            Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. Neither this Agreement nor any part thereof may be assigned without the prior written consent of the other party hereto.

22.         Surgery Agreement

            The parties hereto acknowledge that Dr. Machat and one or more members of the TLC Group may enter into a Surgery Agreement pursuant to which Dr. Machat performs laser eye surgery at one or more TLC clinics. Any such agreement shall be completely separate from and independent of this agreement and shall be deemed not to be a breach of any obligations hereunder.

23.         Governing Law

            This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario.

24.         Counterparts

            This Agreement may be signed in counterparts. Each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument. Executed counterparts may be delivered by telecopier.

            IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT.


                                       EXCIMER MANAGEMENT
                                       CORPORATION


                                       By /s/ Dr Jeffery J. Machat
                                          ---------------------------------- c/s
                                          Dr Jeffery J. Machat


                                       TLC THE LASER CENTER INC.


                                       By /s/ Elias Vamvakas
                                          ---------------------------------- c/s
                                          Elias Vamvakas